MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------
                        (AN ILLINOIS LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS
                              --------------------

                                DECEMBER 31, 1999
                                -----------------

                  (TOGETHER WITH INDEPENDENT AUDITOR'S REPORT)
                  --------------------------------------------

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------
                        (AN ILLINOIS LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS
                              --------------------

                                DECEMBER 31, 1999
                                -----------------







                                TABLE OF CONTENTS
                                -----------------




INDEPENDENT AUDITOR'S REPORT
----------------------------


FINANCIAL STATEMENTS
--------------------

  BALANCE SHEET                                                EXHIBIT A

  STATEMENT OF OPERATIONS                                      EXHIBIT B

  STATEMENT OF PARTNERS' EQUITY                                EXHIBIT C

  STATEMENT OF CASH FLOWS                                      EXHIBIT D


NOTES TO THE FINANCIAL STATEMENTS
---------------------------------

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To The Partners
  MANSUR WOOD ELDERLY LIVING CENTER, L. P.
  (An Illinois Limited Partnership)



We have audited the accompanying balance sheet of MANSUR WOOD ELDERLY LIVING CENTER, L. P. (An Illinois Limited Partnership) as of December 31, 1999, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MANSUR WOOD ELDERLY LIVING CENTER, L. P. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ FRIDUSS, LUKEE, SCHIFF & CO., P.C.

FRIDUSS, LUKEE, SCHIFF & CO., P.C.
Certified Public Accountants

Chicago, Illinois
January 20, 2000

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                                  BALANCE SHEET
                                  -------------

                                DECEMBER 31, 1999                      EXHIBIT A
                                -----------------                      ---------



                                   A S S E T S
                                   -----------


INVESTMENT IN REAL ESTATE HELD FOR LEASE
----------------------------------------
 (Notes 2 and 5)
  Land                                                              $    50,000
  Construction in Progress                                            7,823,119
                                                                    ------------

                  NET INVESTMENT IN REAL ESTATE
                  -----------------------------
                    HELD FOR LEASE                                  $ 7,873,119
                    --------------                                  ------------


OTHER ASSETS
------------
  Cash (Note 3)                                                     $     8,985
  Construction Escrow (Note 10)                                           1,026
  Capitalized Costs (Note 8)                                            153,344
                                                                    ------------
                  TOTAL OTHER ASSETS                                $   163,355
                  ------------------                                -----------


TOTAL ASSETS                                                        $ 8,036,474
------------                                                        ============



                     See notes to the financial statements.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                                  BALANCE SHEET
                                  -------------

                                DECEMBER 31, 1999                      EXHIBIT A
                                -----------------                      ---------






                        LIABILITIES AND PARTNERS' EQUITY
                        --------------------------------


LIABILITIES APPLICABLE TO INVESTMENT
 IN REAL ESTATE HELD FOR LEASE
   Long-term debt (note 5)                                          $ 1,000,326
   Accrued partnership reporting fee
     (Note 6)                                                             5,000
   Due to related parties (note 6)                                       27,513
   Construction costs payable                                           397,749
                                                                    ------------
                  TOTAL LIABILITIES APPLICABLE
                  ----------------------------
                    TO INVESTMENT IN REAL ESTATE
                    ----------------------------
                    HELD FOR LEASE                                  $ 1,430,588
                    --------------                                  ------------


PARTNERS' EQUITY (Exhibit C)                                        $ 6,605,886
----------------                                                    ------------

TOTAL LIABILITIES AND PARTNERS' EQUITY                              $ 8,036,474
--------------------------------------                              ============



                     See notes to the financial statements.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                             STATEMENT OF OPERATIONS
                             -----------------------

                          YEAR ENDED DECEMBER 31, 1999                 EXHIBIT B
                          ----------------------------                 ---------







INCOME
------
  Interest income                                                  $    117,357
                                                                   -------------


NET INCOME BEFORE PARTNERSHIP EXPENSE                              $    117,357
-------------------------------------

PARTNERSHIP EXPENSE
-------------------
  Partnership Reporting Fee                                              (5,000)
                                                                   -------------

NET INCOME                                                         $    112,357
----------                                                         =============










                     See notes to the financial statements.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                          STATEMENT OF PARTNERS' EQUITY
                          -----------------------------

                          YEAR ENDED DECEMBER 31, 1999                 EXHIBIT C
                          ----------------------------                 ---------






                                          General        Limited
                                          Partner        Partners          Total
                                       ------------    ------------    ------------

PARTNERS' EQUITY, JANUARY 1, 1999      $    83,031     $ 6,446,998     $ 6,530,029
---------------------------------

DISTRIBUTIONS                              (36,500)              -         (36,500)
-------------

NET INCOME FROM OPERATIONS
--------------------------
  (Exhibit B)                              117,308          (4,951)        112,357
                                       ------------    ------------    ------------

PARTNERS' EQUITY, DECEMBER 31, 1999
-----------------------------------
  (Exhibit A)                          $   163,839     $ 6,442,047     $ 6,605,886
                                       ============    ============    ============







                     See notes to the financial statements.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                             STATEMENT OF CASH FLOWS
                             -----------------------

                          YEAR ENDED DECEMBER 31, 1999                 EXHIBIT D
                          ----------------------------                 ---------





CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
  Net Income                                                        $   112,357
                                                                    ------------
  Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities:
      Increase in Accrued Partnership Reporting Fee                 $     5,000
                                                                    ------------

                  TOTAL ADJUSTMENTS                                 $     5,000
                  -----------------                                 ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                           $   117,357
-----------------------------------------                           ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
  Payments for Construction in Progress                             $(5,813,701)
  Payments for Capitalized Costs                                       (153,344)
                                                                    ------------
NET CASH (USED IN) INVESTING ACTIVITIES                             $(5,967,045)
---------------------------------------                             ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
  Increase in Due to Related Parties                                $    27,513
  Proceeds From Long-term Debt                                        1,000,326
  Decrease in Construction Costs Payable                             (1,022,202)
  Capital Distributions                                                 (36,500)
  Decrease in Construction Escrow                                     5,541,788
                                                                    ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                           $ 5,510,925
-----------------------------------------                           ------------

NET INCREASE IN CASH                                                $  (338,763)
--------------------

CASH - BEGINNING OF YEAR                                                347,748
------------------------                                            ------------

CASH - END OF YEAR                                                  $     8,985
------------------                                                  ============




SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
-------------------------------------------------
  Cash Paid During the Year For:
    Interest (Net of Amount Capitalized)                            $         -
                                                                    ============



                     See notes to the financial statements.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------

                                DECEMBER 31, 1999
                                -----------------




NOTE 1 - ORGANIZATION
         ------------

                  The partnership was formed as a limited partnership under the laws of the State of Illinois on April 21, 1998, for the purpose of constructing and operating a rental housing project. The project consists of 115 units located in Carbon Cliff, Illinois, and will operate under the name of Mansur Wood Living Center.

                  The project is expected to qualify for the Low-Income Housing Tax Credit established by the Tax Reform Act of 1986.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

                  A summary of the Partnership's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

                  CAPITALIZATION AND DEPRECIATION
                  -------------------------------

                  Land, building and improvements are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs will be charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts will be reduced by the related costs and accumulated depreciation. Interest expense capitalized in 1999 amounts to $13,125.

                  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The estimated service life of the assets for depreciation purposes may be different than their actual economic useful lives.

                                                   Estimated Life     Method
                                                   --------------     ------
                  Land                                   -            None
                  Building and Improvements          27.5 Years    Straight-line
                  Furniture and Fixtures               Various        Macrs

                  RENTAL INCOME AND PREPAID RENTS
                  -------------------------------

                  Rental income will be recognized for apartment rentals as it accrues. Advance receipts of rental income will be deferred or classified as liabilities until earned.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------

                                DECEMBER 31, 1999
                                -----------------





NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)
         ------------------------------------------

         AMORTIZATION
         ------------

         Mortgage costs are amortized over the term of the mortgage loan using the straight-line method.

         INCOME TAXES
         ------------

         No provision or benefit for income taxes has been included in these financial statements since taxable income passes through to, and is reportable by, the partners individually.

         ESTIMATES
         ---------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



NOTE 3 - CASH
         ----

         The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash.



NOTE 4 - PARTNERS' CAPITAL CONTRIBUTIONS
         -------------------------------

         The Partnership has one General Partner, Elderly Living Development, Inc. which has a 1% interest and one Limited Partner, WNC Housing Tax Credit Fund VI, L.P. Series 5, which has a 98.99% interest and one Special Limited Partner, WNC Housing, L.P., which has a .01% interest.

         Contributions under the terms of the Partnership Agreement are subject to adjustment depending on certain conditions being met, primarily related to the amount and timing of low-income housing tax credits the Partnership is able to obtain.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------

                                DECEMBER 31, 1999
                                -----------------


NOTE 5 - LONG-TERM DEBT
         --------------

         MORTGAGE PAYABLE
         ----------------

         The construction loan dated
         December 9, 1998 is for the
         maximum amount of $4,300,000 and
         bears interest at 210 basis points
         over the Federal Home Loan Bank
         CIP year note. The interest rate
         at December 31, 1999 was 8.41%.
         The construction loan matures on
         December 9, 2000. Collateralized
         by real estate and personal property.                     $  1,000,326
                                                                   =============

         Aggregate maturities of long-term debt for the next five years are as follows:

                   December 31, 2000                               $  1,000,326
                                                                   =============



NOTE 6 - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES
         ------------------------------------------------

         The General Partner will be entitled to a development fee in the amount of $1,350,000, of which $700,000 has been earned and paid in 1999.

         The apartment project is managed by, Heartland MGT., Inc., an affiliate of the General Partner. No management fee was earned or paid to Heartland MGT., Inc. as of December 31, 1999. During 1999, Heartland MGT., Inc. had advanced salaries and benefits pertaining to the start-up of the Project in the amount of $27,513. The amount due Heartland MGT., Inc. at December 31, 1999 amounts to $27,513.

         The Partnership is to pay the Managing General Partner, Elderly Living Development, Inc. an incentive management fee equal to 70% of the net operating income remaining after reduction for the payments made for the partnership reporting fee, developer fee, and operating loans. This fee is payable 75 days after year-end. If the fee is not paid in any given year it cannot be accrued in the subsequent year. Incentive management fee for 1999 amounts to $ -0-.

         The Partnership is to pay a fee to the Limited Partner in the amount of $5,000 a year for monitoring the operations of the partnership and for services in connection with the Partnership's accounting matters. The fee is payable within 75 days after the year end from net operating income. The balance due WNC Housing Tax Credit Fund VI, Series 5 at December 31, 1999 amounts to $5,000.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------

                                DECEMBER 31, 1999
                                -----------------


NOTE 6 - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES - (Continued)
         ------------------------------------------------

         The Partnership Agreement provides for various obligations of the General Partner, including its obligation to provide funds for any development and operating deficits.

         Amounts due Heartland MGT., Inc., an affiliate of the General Partner at December 31, 1999 is as follows:

         Salaries and Benefits                                         $ 27,513
                                                                       =========

         Amounts due Limited Partner at December 31, 1999 is as follows:

         Partnership Reporting Fee                                     $  5,000
                                                                       =========


NOTE 7 - PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS
         ------------------------------------------------

         All profits and losses are allocated 1% to each of the General Partner, 98.99% to the Limited Partner and .01% to the Special Limited Partner.

         However, the General Partner and Limited Partners have agreed, in writing, to allocate 100% of the interest income earned on the construction escrow (Note 10) to the General Partner. In conjunction with this allocation, the General Partner is permitted to receive, as a distribution, an amount sufficient to cover any tax liability incurred as a result of this allocation.

         Distributable cash flow, as defined by the Partnership Agreement, is distributable 50% to the General Partner and 50% to the Limited Partners.

         Gain, if any, from a sale or exchange or other disposition of the property owned by the Partnership is allocable as follows:

         1. To all partners having negative balances in their capital accounts prior to the distribution of any sale or refinancing proceeds, an amount of such gain to increase their negative balance to zero.

         2. 98.99% to the Limited Partner and .01% to the Special Limited Partner until the Limited Partners have received amounts equal to their gross capital contributions.

         3. To the General Partner until the General Partner has received amounts equal to its gross capital contribution.

         4. The remainder of such gain, if any, 50% to the Limited Partners and 50% to the General Partner.

                    MANSUR WOOD ELDERLY LIVING CENTER, L. P.
                    ----------------------------------------

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------

                                DECEMBER 31, 1999
                                -----------------


NOTE 8 - CAPITALIZED COSTS
         -----------------

         The costs incurred to obtain financing and fees relating to organization, as well as certain start-up costs, of the project partnership have been capitalized and will be amortized as described below beginning in the first year of operations:

                                     Amortization
                                        Period
                                     ------------
         Organization and
           Start-up Costs               1 Year                      $    50,554
         Financing Costs
           and Tax Credit
           Fees                       6.5-20 Years                      102,790
                                                                    ------------

         TOTAL                                                      $   153,344
         -----                                                      ============


NOTE 9 - RESTRICTED ESCROW DEPOSITS AND RESERVES
         ---------------------------------------

         According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain the following escrow deposits and reserves; real estate tax and insurance escrow, working capital escrow and operating maintenance reserve. The escrow deposits and reserves will be funded when construction is complete and apartment lease-up begins.



NOTE 10 - CONSTRUCTION ESCROW
          -------------------

         Releases from the construction escrow are restricted based on the performance of certain events as described in the Partnership Agreement.